Exhibit (k)(4)

FORM OF

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of [      ], 2013 (the “Effective Date”) by and between Priority Senior Secured Income Management, LLC, a Delaware limited liability company (the “Licensor”), and Priority Senior Secured Income Fund, Inc., a Maryland corporation (the “Corporation”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, Licensor is the owner in the United States of America (the “Territory”) of the trade name and service mark “PRIORITY SENIOR SECURED INCOME” and an application to register “PRIORITY SENIOR SECURED INCOME” in the U.S. Patent and Trademark Office (Serial No. 85692933) filed on August 1, 2012 (the “Licensed Mark”).

WHEREAS, the Corporation is a newly organized closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, pursuant to that certain investment advisory agreement dated as of [      ], 2013 between Licensor and the Corporation (the “Advisory Agreement”), the Corporation has engaged Licensor to act as the investment adviser to the Corporation; and

WHEREAS, the Corporation desires to use the Licensed Mark in connection with the operation of its business, and Licensor is willing to permit the Corporation to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
LICENSE GRANT

1.1                               License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Corporation, and the Corporation hereby accepts from Licensor, a personal, non-exclusive, royalty-free right and license to use the Licensed Mark solely and exclusively as an element of the Corporation’s own company name and URL address and in connection with marketing and promoting investments in the Corporation.  Except as provided above, neither the Corporation nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Licensed Mark or any derivative thereof without the prior express written consent of Licensor in its sole and absolute discretion.  All rights not expressly granted to the Corporation hereunder shall remain the exclusive property of Licensor.

1.2                               Licensor’s Use.  Nothing in this Agreement shall preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark whether or not such entity directly or indirectly competes or conflicts with the Corporation’s business in any manner.

ARTICLE 2
OWNERSHIP

2.1                               Ownership.  The Corporation acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Mark, and all such right, title, and interest shall remain with the Licensor.  The Corporation shall not otherwise contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Mark.

2.2                               Goodwill.  All goodwill and reputation generated by the Corporation’s use of the Licensed Mark shall inure to the benefit of Licensor.  The Corporation shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation.  Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion.

ARTICLE 3
COMPLIANCE

3.1                               Quality Control.  In order to preserve the inherent value of the Licensed Mark, the Corporation agrees to use reasonable efforts to ensure that it maintains the quality of the Corporation’s business and the operation thereof as prescribed by Licensor and further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to the Corporation from time to time.

3.2                               Compliance With Laws.  The Corporation agrees that the business operated by it in connection with the Licensed Mark shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify Licensor of any action that must be taken by the Corporation to comply with such law, rules, regulations or requirements.

3.3                               Notification of Infringement.  Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Mark, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Mark in the Territory.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1                               Mutual Representations.  Each party hereby represents and warrants to the other party as follows:

(a)                                 Due Authorization.  Such party is a limited liability company or a corporation, as applicable, duly incorporated and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)                                 Due Execution.  This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c)                                  No Conflict.  Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

ARTICLE 5
TERM AND TERMINATION

5.1                               Term.  This Agreement shall expire (i) upon expiration or termination of the Advisory Agreement; (ii) if the Adviser or any of its affiliates ceases to serve as investment adviser to the Corporation; or (iii) by Licensor or the Corporation, upon sixty (60) days’ written notice to the other party.

5.2                               Upon Termination.  Upon expiration or termination of this Agreement, all rights granted to the Corporation under this Agreement with respect to the Licensed Mark shall cease, and the Corporation shall immediately discontinue use of the Licensed Mark.  For twelve (12) months following termination of this Agreement, the Corporation shall specify on all public-facing materials in a prominent place and in prominent typeface that the Corporation is no longer operating under the Licensed Mark and is no longer associated with Licensor or the Adviser.

ARTICLE 6
MISCELLANEOUS

6.1                               Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Corporation may not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the Licensor.  No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement.  Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

6.2                               Independent Contractor.  Except as expressly provided or authorized in the Advisory Agreement, neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3                               Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

	If to Licensor:		If to the Corporation:

	Priority Senior Secured		Priority Senior Secured Income Fund, Inc.
	Income Management, LLC		10 East 40th Street, 44th Floor
	10 East 40th Street, 44th Floor		New York, NY 10016
	New York, NY 10016		Tel. No.: (212) 488-0702
	Tel. No.: (212) 488-0702		Fax No.: (212) 488-9652
	Fax No.: (212) 488-9652	Attn:	M. Grier Eliasek
Attn:	John F. Barry III		Frank V. Saracino
M. Grier Eliasek

6.4                               Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York.  The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5                               Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6                               No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8                               Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9                                         Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10                                  Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11                                  Third Party Beneficiaries.  Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

Priority Senior Secured Income Management, LLC

By:
Name:
Title:

THE CORPORATION:

Priority Senior Secured Income Fund, Inc.

By:
Name:
Title